Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-134302

Prospectus Supplement No. 4
to Prospectus dated June 14, 2006


                                  AVITAR, INC.

                                28,000,000 Shares
                                  Common Stock

     We are supplementing the prospectus dated June 14, 2005 to provide information contained in our Current Report on Form 8-K filed with the
Securities  and  Exchange   Commission  on  October 27,  2006  including  the
following:

OTHER EVENTS

     On August 16, 2006, a Complaint was filed in United States District Court, District of New Jersey, by Sun Biomedical Laboratories, Inc., Plaintiff, against Avitar Technologies, Inc., Defendant, a wholly-owned subsidiary of Avitar. In the Complaint, Plaintiff alleged among other things breaches of contract, patent infringement and unfair competition and it seeks damages and injunctions. A Summons in this case was not issued until September 22, 2006 and the Summons was not delivered to Avitar until October 13, 2006.

     The alleged breach of contract is based upon an agreement made in 1999 related to the development of products and sales of goods. The last invoice issued to the Defendant was sent by Plaintiff in August 2002. In September 2002, Avitar advised the Plaintiff that the Defendant owes nothing to the Plaintiff and that the Plaintiff would owe substantial amounts for its failures to perform in accordance with their agreement.

     Based upon a preliminary evaluation of this lawsuit, it appears that certain claims are likely barred by the applicable statute of limitations and, in the Company's view, the remainder of the claims are substantially without merit. Further assessment will be made upon ongoing evaluation. In the meantime, the Company intends to defend the suit vigorously and to put forward all appropriate counterclaims.

     This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated June 14, 2006, with respect to the resale of the 28,000,000 shares of common stock, including any amendments or supplements thereto.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, INCLUDING THE SECTION CAPTIONED "RISK FACTORS" BEGINNING ON PAGE 3, BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Supplement is October 27, 2006